                                                                    EXHIBIT 16.1

                        Letterhead of Arthur Andersen LLP


May 22, 2001


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sir or Madam:

We have read the third paragraph of Item 4 included in the Form 8-K/A dated May 22, 2001 of Grant Prideco, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.


Very truly yours,

/s/ Arthur Andersen LLP

ARTHUR ANDERSEN LLP


CC:      Mr. Curtis W. Huff - Grant Prideco, Inc.